UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange

Act of 1934

Date of Report (Date of Earliest Event Reported):

March 29, 2012

MEASUREMENT SPECIALTIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666

(Address of principal executive offices) (Zip Code)

(757) 766-1500

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Note: This Form 8-K/A amends the Form 8-K filed on April 2, 2012 to change the fiscal year referenced in the second sentence to 2013 from 2012. No other changes were made.

Fiscal Year 2013 Bonus Plan

On March 29, 2012, the Compensation Committee adopted the Company’s fiscal year 2013 Bonus Plan (the “2013 Bonus Plan”) for the Company’s named executive officers and certain other eligible employees of the Company. The 2013 Bonus Plan establishes an aggregate target bonus amount for fiscal year 2013 of $4.2 million (the “Aggregate Target Bonus”). Pursuant to the 2013 Bonus Plan, the Company will accrue an aggregate bonus amount only if the Company’s fiscal 2013 EBITDA margin as a percentage of sales (excluding the bonus accrual) (“EBITDA Margin”) exceeds 18.5%.  The actual aggregate bonus amount will be based on the amount by which  the Company’s fiscal 2013 EBITDA (excluding the bonus accrual) exceeds the EBITDA (excluding the bonus accrual) that would have resulted if EBITDA Margin at such level of sales were equal to 18.5% (the “Excess Amount”). Under the 2013 Bonus Plan, the following amounts will be accrued to the aggregate bonus amount: (i) 40% of the Excess Amount up to a maximum accrual equal to the Aggregate Target Bonus plus (ii) 20% of the Excess Amount above the Aggregate Target Bonus.

The actual aggregate bonus amount accrued by the Company under the 2013 Bonus Plan is then subject to adjustment by the Compensation Committee following the end of the Company’s 2013 fiscal year to determine the amount (if any) that will actually be paid. The Compensation Committee will determine the portion of an actual accrued aggregate bonus amount that will be paid to the Company’s Chief Executive Officer, and will determine, in consultation with the Company’s Chief Executive Officer, the amount that will be paid to the other named executive officers and other eligible employees of the Company. EBITDA and EBITDA Margin are non-GAAP financial measures that are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from EBITDA and EBITDA margin as a percentage of sales measures used by other companies.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date: April 3, 2012